Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Patrick Doran, CFO
Phone: 501-221-0400

Equity Media Holdings Corporation Amends Credit Facilities with Silver Point Finance and Wells Fargo Foothill

LITTLE ROCK, Ark., Feb XX, 2008-- On February 15, 2008, Equity Media Holdings Corporation (Nasdaq: EMDA) entered into a new credit facility with Silver Point Finance, LLC and Wells Fargo Foothill, Inc. This agreement refinances the existing credit facility with the same parties and provides Equity Media with the release of certain reserves.

In order to comply with certain provisions of the new agreement, the company agreed to pursue the sale of certain assets. The company is also evaluating strategic financing alternatives.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (Nasdaq:EMDA) is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network, a national television network that provides a 24/7 digital feed of hit shows to each of its affiliates, provide centralized content distribution services which Equity Media believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.